Exhibit 99

*coherent	PRESS RELEASE
Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	January 25, 2005
No. 900

Coherent, Inc. Reports First Quarter Results, Execution Remains Solid

Coherent, Inc. (Santa Clara, CA) (NASDAQ:COHR) today announced financial results for its first fiscal quarter ended January 1, 2005, posting sales of $126.0 million and net income of $5.4 million ($0.17 per diluted share).  Net income included a charge of $3.1 million ($0.10 per diluted share) related to our previously communicated decision to discontinue future product development and investments in the semiconductor lithography market within our Lambda Physik subsidiary.  Net income also included a tax benefit of $0.5 million ($0.02 per diluted share) related to federal tax law changes enacted in the current quarter.

Sales and net loss for the corresponding prior year quarter were $108.0 million and $0.3 million ($0.01 per diluted share), respectively.  In comparison, sales for the immediately preceding quarter were $133.2 million and net income was $9.8 million ($0.32 per diluted share), which included a gain of $3.2 million ($2.0 million after-tax or $0.07 per diluted share) from the recovery on the sale of a note receivable.

Orders received during the three months ended January 1, 2005 of $128.6 million increased 1% from the same prior year period and decreased by 3% compared to orders received in the immediately preceding quarter.  The book-to-bill ratio was 1.02 resulting in a backlog of $157.1 million at January 1, 2005 compared to a backlog of $154.6 million at October 2, 2004.

Electro-Optics segment sales of $100.9 million for the three months ended January 1, 2005 were 11% higher than sales during the comparable prior year period and 8% lower than the immediately preceding quarter.  Incoming orders of $97.0 million represent a 9% decrease from orders received in the like prior year period and an 11% decrease from the immediately preceding fourth fiscal quarter of 2004.

John Ambroseo, Coherent’s President and Chief Executive Officer commented, “We delivered solid bottom-line performance given our lower sales, by optimizing our utilization rates and controlling expenses, primarily as a result of the holiday shutdown.  We were able to generate a significant amount of cash from operations, which is one of our key objectives for fiscal 2005.  We also developed an intriguing technology advancement within our Electro-Optics business.  We have created a three-color light engine based upon our patented OPS platform that is targeted at consumer and commercial display markets.  We are discussing this development at the Photonics West Conference this week in San Jose, California.”

Lambda Physik segment sales of $25.1 million for the three months ended January 1, 2005 represent a 45% increase from the corresponding prior year period and a 5% increase from the immediately preceding quarter.  Incoming orders of $31.6 million for the first quarter of fiscal 2004 represent a 57% improvement from the same prior year period and a 32% increase from the immediately preceding fourth fiscal quarter of 2004.

Ambroseo continued, “Lambda Physik’s strong bookings and sales performance came from its core markets in industrial, scientific and OEM medical markets.  Our recently announced decision to terminate future investments in DUV lithography will enable us to focus our efforts in the core space, which hold a variety of growth opportunities.”

Summarized statement of operations financial information is as follows (unaudited, in thousands except per share data):

	Three Months Ended
	Jan. 1, 2005	Oct. 2, 2004	Dec. 27, 2003

Net sales (A)	$126,022	$133,244	$107,951
Cost of sales (B)	74,349	73,679	66,517
Gross profit	51,673	59,565	41,434
Operating expenses:
Research & development (B)	14,086	16,512	14,921
Selling, general & administrative (B)	26,826	29,585	25,958
Restructuring, impairment and other charges (recoveries) (C)	300	(3,348)	237
Intangibles amortization	1,493	1,495	1,929
Total operating expenses	42,705	44,244	43,045
Income (loss) from operations	8,968	15,321	(1,611)
Other income (expense), net (B)	(410)	(920)	418
Income (loss) before income taxes and minority interest	8,558	14,401	(1,193)
Provision (benefit) for income taxes (D)	3,347	4,616	(554)
Income (loss) before minority interest	5,211	9,785	(639)
Minority interest in subsidiaries’ (earnings) losses (B)	180	(17)	333
Net income (loss)	$5,391	$9,768	$(306)

Net income (loss) per share:
Basic	$0.18	$0.32	$(0.01)
Diluted	$0.17	$0.32	$(0.01)

Shares used in computation:
Basic	30,482	30,351	30,001
Diluted	30,867	30,673	30,001

(A)

The quarter ended October 2, 2004 includes $1,762 of net sales from an entity consolidated under FIN 46R. This entity’s net income for the corresponding period of $135 was eliminated through minority interest. During the quarter ended October 2, 2004, we sold our interest in this entity.

(B)

The quarter ended January 1, 2005 includes a charge of $3,061 (net of minority interest of $137 ($0.10 per diluted share)) associated with our decision to discontinue future product development and investments in the semiconductor lithography market within our Lambda Physik subsidiary. As a result, cost of sales includes $2,257; research & development includes $590; selling, general and administrative includes $137 and other income (expense), net includes $214 of this charge.

(C)

The quarters ended January 1, 2005 and December 27, 2003 includes charges of $300 ($201 after-tax) and $237 ($142 after-tax), respectively, related to the previously communicated termination of activities in the Telecom Actives Group. The quarter ended October 2, 2004, includes a $3,241 ($2,002 after-tax ($0.07 per diluted share)) recovery on the sale of a previously impaired note receivable.

(D)	The quarter ended January 1, 2005 includes a tax benefit of $479 ($0.02 per diluted share) related to federal tax law changes enacted in the current quarter.

Summarized balance sheet information is as follows (unaudited, in thousands):

	Jan. 1, 2005	Oct. 2, 2004
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$194,937	$170,734
Restricted cash, cash equivalents and short-term investments (A)	15,336	15,343
Accounts receivable, net	86,694	96,825
Inventories	109,688	104,698
Prepaid expenses and other assets	53,617	62,572
Total current assets	460,272	450,172
Property and equipment, net	168,107	166,054
Restricted cash, cash equivalents and short-term investments (A)	28,271	23,580
Other assets	126,683	122,049
Total assets	$783,333	$761,855

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$13,409	$13,700
Accounts payable	20,220	17,648
Other current liabilities	66,071	73,181
Total current liabilities	99,700	104,529
Long-term obligations	14,149	14,215
Other long-term liabilities	55,801	54,530
Total stockholders’ equity	613,683	588,581
Total liabilities and stockholders’ equity	$783,333	$761,855

(A)

Represents cash, cash equivalents and short-term investments restricted under our notes payable arrangement ($30,360), for the purchase of the remaining shares of Lambda Physik AG ($13,093) and other ($154) at January 1, 2005.

Reconciliation of GAAP to Non-GAAP summarized statement of operations (unaudited, in thousands, after-tax and net of minority interest):

	Three Months Ended
	Jan. 1, 2005	Oct. 2, 2004	Dec. 27, 2003
GAAP net income (loss)	$5,391	$9,768	$(306)
Charges associated with discontinuing future product development and investments in the semiconductor lithography market (1)	3,061	—	—
Tax benefit related to federal tax law changes	(479)	—	—
Recovery on the sale of note receivable	—	(2,002)	—
Non-GAAP net income (loss)	$7,973	$7,766	$(306)

Non-GAAP net income (loss) per diluted share	$0.26	$0.25	$(0.01)

(1)	Net of minority interest of $137

The Company’s conference call scheduled for 1:30 p.m. PT today will include discussions relative to the current quarter results and some comments regarding forward looking guidance on future operating performance.

The statements in this press release that relate to future plans, events or performance, including statements such as Lambda Physik’s decision to terminate future investments in DUV lithography will enable us to focus our efforts in the core space, which hold a variety of growth opportunities, are forward-looking statements.  Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated to currency adjustments, contract cancellations, manufacturing risks, competitive factors, and uncertainties pertaining to customer orders, demand for products and services, and development of markets for the Company’s products and services and other risks identified in the Company’s SEC filings.  Actual results, events and performance may differ materially.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Company may provide non-GAAP financial measures (as defined by the SEC in Regulation G) in our earnings conference call and in any other company presentations during the quarter.  Non-GAAP financial measures are intended to supplement the user’s overall understanding of the Company’s current financial performance and its future prospects. Any non-GAAP financial measures are not intended to replace the Company’s GAAP results.  The Company’s intention is to include the most directly comparable GAAP financial measures and a reconciliation of the differences between each non-GAAP financial measure used and the most directly comparable GAAP financial measure.

Readers are encouraged to refer to the risk disclosures described in the Company’s reports on Forms 10-K, 10-Q and 8K, as applicable.

Founded in 1966, Coherent, Inc. is a Standard & Poor’s SmallCap 600 company and a world leader in providing photonics based solutions to the commercial and scientific research markets. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the Company’s Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. . P. O. Box 54980, Santa Clara, California  95056–0980 . Telephone (408) 764-4000